Share Purchase Agreement

THIS AGREEMENT made and effective as of July 31, 2000

B E T W E E N:

                  SYMPHONY TELECOM INC., a corporation incorporated under the laws of the Province of Ontario, having its principal place of business at 347 Bay Street, Suite 500, Toronto, Ontario M5H 2R7

                  (the "Purchaser")

                                     - and -

                  SYMPHONY TELECOM INTERNATIONAL INC., a corporation incorporated under the laws of the State of Utah, having its principal place of business at 347 Bay Street, Suite 500, Toronto, Ontario M5H 2R7

                  ("SYMY")

                                     - and -

                  ALI VAKILI, of 55 Skymark Drive, PH 07, North York, Ontario M2H 3N4

                  ("Vakili")

                                     - and -

                  MANUCHER MISSAGHIE, of 33 Hazelmere Drive, Richmond Hill, Ontario L4B 1W8

                  ("Manucher")

                                     - and -

                  FARSHID  MISSAGHI,  of 17  Royalton  Drive,  Bolton,
                  Ontario L7E 1X2

                  ("Farshid")

WHEREAS Vakili, Manucher and Farshid (collectively referred to as the "Vendors") are the registered and beneficial owners of 692,500 common shares (the "Shares") in the capital stock of Telemax Communications Inc. (the "Corporation"), representing all of the issued and outstanding shares in the capital stock of the Corporation;

AND WHEREAS the Vendors wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendors 307,500 of the Shares (the "Purchased Shares") in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto covenant and agree as follows:

                                   Article 1
                       Purchased Shares and Purchase Price

1.1 Subject to the terms and conditions hereof, the Vendors agree to sell to the Purchaser and the Purchaser agrees to purchase from the Vendors the Purchased Shares.

1.2 The consideration payable by the Purchaser to the Vendors for the Purchased Shares shall be the aggregate of the following:

         (a) The sum of $250,000 (CDN) shall be payable on Closing (as defined below) by certified cheque or bank draft;

         (b) The issuance from treasury of 1,000,000 common shares in the capital stock of the Purchaser (the "Consideration Shares"). The Consideration Shares shall be exchangeable at any time within five (5) years after Closing by the Vendors for common shares in the capital stock of SYMY having a market value of $3,000,000 (CDN);

         (c) A Share Purchase Warrant (the "Warrant") exercisable at any time within the period commencing six (6) months after the Closing Date and ending twelve (12) months following the Closing Date (extendable for six (6) months at the Vendors' option) entitling the Vendors to purchase a further 1,000,000 common shares in the capital stock of the Purchaser for a purchase price per share equal to thirty percent (30%) less that the trading price of one share of SYMY (the "Warrant Shares"). The Warrant Shares shall be exchangeable at any time within five (5) years after Closing by the Vendors for common shares in the capital stock SYMY on a one for one basis, fully diluted, and subject to adjustment for stock dividends, stock splits, stock consolidations and like adjustments;

         (d) The sum of $250,000 (CDN) by shall be payable by certified cheque or bank draft forthwith upon the annual sales of the Corporation meeting or exceeding $15,000,000 (CDN) for the one
                  (1) year period from October 1, 2000 to September 30, 2001;

         (e) The sum of $250,000 (CDN) shall be payable by certified cheque or bank draft forthwith upon the annual sales of the Corporation meeting or exceeding $30,000,000 (CDN) for the one
                  (1) year period from  October 1, 2000 to  September  30, 2001;
                  and

         (f) The sum of $250,000 (CDN) shall be payable by certified cheque or bank draft forthwith upon the annual sales of the Corporation meeting or exceeding $45,000,000 (CDN) for the one
                  (1) year period from October 1, 2000 to September 30, 2001.

                                   Article 2
                  Representations and Warranties of the Vendors

2.1 The Vendors covenant, represent and warrant as follows and acknowledge that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

         (a) The Corporation has been duly incorporated and is organized, validly subsisting and in good standing under the laws of the Province of Ontario.

         (b) The Corporation is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such a qualification necessary.

         (c) The authorized capital of the Corporation consists of an unlimited number of common shares of which 692,500 shares have been duly issued and are outstanding as fully paid and non-assessable as follows:

                  Name of Shareholder                    Number of Common Shares

                  Vakili                                 150,675
                  Manucher                               110,700
                  Farshid                                 46,125

         (d) No person, firm or corporation has any agreement or option, or any right or privilege capable of becoming an agreement or option for the purchase from the Vendors of any of the Shares.

         (e) No person, firm or corporation has any agreement or option or any right or privilege capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the Corporation.

         (f) The sales revenue of the Corporation for its 2000 fiscal year was approximately $9,600,000 (CDN).

         (g) The sales revenue of the Corporation for its 2001 fiscal year is projected to be $15,000,000 to $18,000,000 (CDN).

         (h)      The   Corporation's   outstanding   debt   to  its   bank   is
                  approximately $300,000.

         (i) The Corporation's assets include 1 switch at 151 Front Street, 6th Floor, Toronto, Ontario, and 2 workstations, an accounting network, miscellaneous software licenses, a complete graphics system with work stations and associated software, a die cut system and a scratch off system, all located at 231 Millway Avenue, Suite 17, Concord, Ontario.

         (j) The Vendors are the registered and beneficial owners of the Purchased Shares, with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or security interest of any kind and the Vendors have the power and authority and right to sell the Purchased Shares in accordance with the terms of this Agreement.

         (k) The books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Corporation as of the date thereof and all material financial transactions of the Corporation relating to its business have been accurately recorded in such books and records.

         (l) The corporate records and minutes of the Corporation contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since incorporation of the Corporation, all such meetings were duly called and held, the share certificate books, register of shareholders, register of transfers, and register of directors of the Corporation are complete and accurate.

         (m) There are no actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

         (n) The Corporation has no loans or indebtedness outstanding which have been made to directors, former directors, officers, shareholders and/or employees of the Corporation or to any person or corporation not dealing at arms length with any of the foregoing.

         (o) The Corporation has good and marketable title to its assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever, with the exception of claims, liens, encumbrances and security interests granted in favour of lenders relating to debts which are reflected in the Corporation's financial statements.

         (p) Each of the Vendors is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

         (q) The Corporation has duly and timely filed all tax returns required to be filed by it and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof.

         (r) The Corporation is not in default or breach of any contracts or agreements (written or oral), or indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indentures or other instruments are now in good standing and the Corporation is entitled to all benefits thereunder except as otherwise disclosed herein. The Corporation is under no obligation in respect of its business which the Corporation cannot reasonably be expected to fulfill in the ordinary course of its business.

2.2 The covenants, representations and warranties of the Vendors contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for and, notwithstanding such closing, or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of five (5) years following closing of the transaction provided for herein after which time the Vendors shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Purchaser in writing prior to the expiration of such period.

                                   Article 3
                 Representations and Warranties of the Purchaser

3.1 The Purchaser and SYMY jointly and severally covenant, represent and warrant as follows and acknowledge that the Vendors are relying upon such covenants, representations and warranties in connection with the purchase by the Purchasers of the Purchased Shares and the consideration received by the Vendors in respect thereof:

         (a) The Purchaser has been duly incorporated and is organized, validly subsisting and in good standing under the laws of the Province of Ontario. SYMY has been duly incorporated and is organized, validly subsisting and in good standing under the laws of the State of Utah.

         (b) Each of the Purchaser and SYMY is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such a qualification necessary.

         (c) The authorized capital of the Purchaser consists of an unlimited number of common shares of which 7,924,375 shares have been duly issued to SYMY and are outstanding as fully paid and non-assessable (the "SYMY Shares"). The authorized capital of SYMY consists of 50,000,000 common shares of which 16,260,409 shares have been duly issued and are outstanding as fully paid and non-assessable.

         (d) No person, firm or corporation has any agreement or option, or any right or privilege capable of becoming an agreement or option for the purchase from SYMY of any of the SYMY Shares.

         (e) No person, firm or corporation has any agreement or option or any right or privilege capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Purchaser or of any securities of the Purchaser.

         (f) The books and records of the Purchaser and SYMY fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the respective financial positions of the Purchaser and SYMY as of the date thereof and all material financial transactions of the Purchaser and SYMY relating to their respective businesses have been accurately recorded in such books and records.

         (g) The corporate records and minutes of each of the Purchaser and SYMY contain complete and accurate minutes of all meetings of the directors and shareholders of the Purchaser and SYMY held since incorporation of the Purchaser and SYMY, all such meetings were duly called and held, the share certificate books, register of shareholders, register of transfers, and register of directors of the Purchaser and SYMY are complete and accurate.

         (h) The Purchaser has good and marketable title to its assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever, with the exception of claims, liens, encumbrances and security interests granted in favour of lenders relating to debts which are reflected in the Purchaser's financial statements.

         (i) The Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

         (j) The Purchaser has duly and timely filed all tax returns required to be filed by it and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof.

         (k) The Purchaser is not in default or breach of any contracts or agreements (written or oral), or indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indentures or other instruments are now in good standing and the Purchaser is entitled to all benefits thereunder except as otherwise disclosed herein. The Purchaser is under no obligation in respect of its business which the Purchaser cannot reasonably be expected to fulfill in the ordinary course of its business.

3.2 The covenants, representations and warranties of the Purchaser and SYMY contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for and, notwithstanding such closing, or any investigation made by or on behalf of the Vendors, shall continue in full force and effect for the benefit of the Vendors for a period of five (5) years following closing of the transaction provided for herein after which time the Purchaser and SYMY shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Vendors in writing prior to the expiration of such period.

                                   Article 4
                                 Indemnification

4.1 The Vendors agree to indemnify and save harmless the Purchaser of and from any loss whatsoever arising out of, under or pursuant to:

         (a) any material loss suffered by the Purchaser as a result of any breach or inaccuracy of representation, warranty or covenant contained in this Agreement; and

         (b) all claims, demands, costs and expenses reasonably incurred in respect of the foregoing.

4.2 The Purchaser and SYMY agree to indemnify and save harmless the Vendors of and from any loss whatsoever arising out of, under or pursuant to:

         (a) any material loss suffered by the Vendors as a result of any breach or inaccuracy of representation, warranty or covenant contained in this Agreement; and

         (b) all claims, demands, costs and expenses reasonably incurred in respect of the foregoing.

                                   Article 5
                              Closing Arrangements

5.1 The closing shall take place at 4:00 p.m. on September 29, 2000 at the offices of Lafleur Brown counsel for the Vendors.

5.2 Each of the parties hereto will from time to time at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

5.3 Each party represents and warrants to each other party that, except as otherwise expressly provided in this Agreement, no other party will be liable for any brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the first party.

5.4 The parties agree that all of the legal fees and expenses of the Corporation and the Vendors incurred in connection with the transactions contemplated by this Agreement shall be borne by the Corporation.

5.5 The Purchaser shall have the right, prior to Closing, to have an auditing firm, Anderson, Quick & Furnival, to audit the books and records of the Corporation, provided that (i) all costs and expenses of such auditing firm shall be borne by the Purchaser, and (ii) the Corporation shall in no way be responsible or liable to the Purchaser or any third party for any negligence or wrongful conduct of such auditors.

5.6 Any notice, direction or instrument required or permitted to be given hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed to the such party at its address first above mentioned. Any notice, direction or other instrument aforesaid, if delivered shall be deemed to have been given or made on the date on which it was delivered or it mailed shall be deemed to have been given or made on the third business day following the day on which it was mailed. The Parties may change their addresses for service from time to time by notice given in accordance with the foregoing.

5.7      Time shall be of the essence of this Agreement.

5.8 This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

5.9 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario.

5.10     This  Agreement  shall enure to the benefit of and be binding  upon the
         parties   hereto   and   their   respective   heirs,   legal   personal
         representatives, successors and assigns.

5.11 The parties acknowledge that the recitals herein are true and correct in all material respects.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                           SYMPHONY TELECOM INC.

                                           Per:  /s/  Daniel G. Cullen
                                                --------------------------------
                                           Name:  Dan Cullen
                                           Title: President

                                           SYMPHONY TELECOM INTERNATIONAL INC.

                                           Per:  /s/  Daniel G. Cullen
                                                --------------------------------
                                           Name:  Dan Cullen
                                           Title: President



By: /s/ Steve Alizadeh                     /s/ Ali Vakili
----------------------------------         -------------------------------------
Witness  Steve Alizadeh                    ALI VAKILI



By: /s/ Steve Alizadeh                     /s/ Manucher Missaghie
----------------------------------         -------------------------------------
Witness  Steve Alizadeh"                   MANUCHER MISSAGHIE

By: /s/ Steve Alizadeh                     /s/ Farshid Missaghi
----------------------------------         -------------------------------------
Witness  Steve Alizadeh                    FARSHID MISSAGHI